UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

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STANDARD PARKING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

2007

STANDARD PARKING CORPORATION

STANDARD PARKING CORPORATION

900 North Michigan Avenue, Suite 1600

Chicago, Illinois 60611

April 2, 2007

Dear Fellow Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Standard Parking Corporation to be held on April 25, 2007, at 9:00 a.m., local time, at The Whitehall Hotel, 105 East Delaware Place, Chicago, Illinois 60611.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and the proxy statement. A copy of our Annual Report is also enclosed with these materials.

You may submit your proxy by returning the enclosed proxy card. If you submit your proxy before the meeting and subsequently decide to attend the meeting in person, you may still vote in person at the meeting. For further information regarding the matters to be voted upon at the Annual Meeting, I urge you to read the accompanying proxy statement carefully.

Whether you intend to vote in person or by proxy, please let us know whether you plan to attend the Annual Meeting by informing us when you submit your proxy, as indicated in your proxy instructions. Please note that if you plan to attend the Annual Meeting but your shares are held in a name other than your own (for example, if your shares are held by a broker in “street name”), then certain steps, described in the accompanying proxy statement, will be required for you to be admitted into the meeting.

If you have any questions concerning the meeting, please contact our Investor Relations Team at investor_relations@standardparking.com. For questions regarding your stock ownership, you may contact our transfer agent, Wells Fargo Shareowner Services, at (800) 468-9716 or www.wellsfargo.com/com /shareowner_services.

Thank you for your ongoing support and continued interest in Standard Parking Corporation.

Very truly yours,

James A. Wilhelm
President and Chief Executive Officer

STANDARD PARKING CORPORATION

900 North Michigan Avenue, Suite 1600

Chicago, Illinois 60611

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	April 25, 2007
Time:	9:00 a.m., local time
Place:	The Whitehall Hotel 105 East Delaware Place Chicago, Illinois 60611
Proposals:	1. Election of our directors 2. Ratify the appointment of independent auditors
Record Date:	March 5, 2007
Voting Methods:	Written ballot—Complete and return a proxy card In person—Attend and vote at the meeting

Stockholders will also transact any other business properly brought before the meeting. At this time, our Board of Directors knows of no other proposals or matters to be presented.

This proxy statement is accompanied by a copy of the annual report to stockholders.

On behalf of the Board of Directors:

Robert N. Sacks, Executive Vice President, General Counsel and Secretary Chicago, April 2, 2007

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board”) of Standard Parking Corporation (the “Company”) is soliciting your proxy for use at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 25, 2007. These proxy materials are first being mailed on or about April 2, 2007 to holders of our common stock, par value $0.001 per share, of record at the close of business on March 5, 2007.

A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2006, accompanies this proxy statement. Stockholders may obtain a copy of the exhibits to our Form 10-K by making a written request to our Investor Relations Team at Standard Parking Corporation, Investor Relations, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611.

We are a leading national provider of parking facility management services. We provide on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. We manage approximately 2,000 parking facilities, containing over one million parking spaces in over 300 cities across the United States and Canada. In addition, we manage parking-related and shuttle bus operations serving over 50 airports.

Our website address is www.standardparking.com. We make available free of charge on the Investor Relations section of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (the “SEC”). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of that Act, as well as our Code of Business Conduct, our Code of Ethics for Certain Executives, Anti-Fraud Program and the charters of each of the Board’s committees. We do not intend for information made available through our website to be part of this proxy statement.

You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC, 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Our headquarters is located at 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. Our telephone number in Chicago is 312-274-2000. You may contact our Investor Relations Team at this address or by email at investor_relations@standardparking.com.

We use the terms “Standard Parking,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Standard Parking Corporation and its consolidated subsidiaries, unless the context otherwise requires.

ABOUT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

We will hold the Annual Meeting at 9:00 a.m., local time, on April 25, 2007, at The Whitehall Hotel, 105 East Delaware Place, Chicago, Illinois 60611, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

The Board has set March 5, 2007 as the record date for the Annual Meeting. All persons who were registered holders of our common stock at the close of business on that date are stockholders of record for the purposes of the Annual Meeting and will be entitled to vote at the Annual Meeting. As of the close of business on that date, there were 9,613,199 shares of common stock outstanding.

Each stockholder of record will be entitled to one vote per share of common stock on each matter submitted to a vote of stockholders, so long as those votes are represented at the Annual Meeting, either in person or by proxy. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a proxy.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

You may vote your shares either by voting in person at the Annual Meeting or by submitting a completed proxy. By submitting your proxy, you are legally authorizing another person to vote your shares. The enclosed proxy designates James A. Wilhelm and Robert N. Sacks to vote your shares in accordance with the voting instructions you indicate in your proxy.

If you submit your proxy designating James A. Wilhelm and Robert N. Sacks as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by those individuals in accordance with the Board’s recommendations, which are described in this proxy statement. In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then James A. Wilhelm and Robert N. Sacks will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.

You may submit your proxy by mailing us a proxy card. Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy by 11:00 a.m., local time, on April 23, 2007.

Once you have submitted your proxy, you may revoke your proxy before it is voted at the Annual Meeting by sending a written notice to our Secretary at 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. Any such notice must be received by 11:00 a.m., local time, on April 24, 2007. If you wish to revoke your submitted proxy card and submit new voting instructions, then you must sign, date and mail a new proxy card with your new voting instructions, which we must receive by 11:00 a.m., local time, on April 24, 2007, or you can revoke your proxy in person and vote your shares at the meeting. Attending the Annual Meeting without taking one of the actions above will not revoke your proxy.

Your vote is very important to us. If you do not plan to attend the Annual Meeting, we encourage you to read the enclosed proxy statement and submit your completed proxy prior to the Annual Meeting so that your shares will be represented and voted in accordance with your instructions.

If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in our register of stockholders. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. In order for you to attend the Annual Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your nominee. Rather, you should instruct your nominee how to vote those shares on your behalf.

Quorum and Voting Requirements

The holders of shares having a majority of the voting power of our common stock issued and outstanding and entitled to vote at the Annual Meeting, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as represented. A “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

For each of the proposals being considered at the Annual Meeting, approval of the proposal requires the affirmative vote of a majority of the votes cast. There is no cumulative voting in the appointment of directors. The appointments of the eight director nominees will be considered and voted upon as separate proposals. Abstentions and broker “non-votes” will not affect the voting results.

Proxy Solicitation

We will bear the costs of soliciting proxies from the holders of our common stock. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers and selected other employees telephonically, electronically or by other means of communication. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Wells Fargo Shareowner Services, our transfer agent, has agreed to send a representative to act as our Inspector of Election at the Annual Meeting and to assist us in tabulating the votes.

2006 Audited Financial Statements

Copies of the financial statements for our year ended December 31, 2006 are included in our Annual Report which we are delivering to you with this proxy statement. You may also access these materials through our website at www.standardparking.com.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

The first proposal scheduled to be voted on at the meeting is the election of our directors. Our Board currently consists of eight members who are elected annually. The Nominating & Corporate Governance Committee of our Board has recommended, and our Board has nominated, Charles L. Biggs, Karen M. Garrison, John V. Holten, Gunnar E. Klintberg, Leif F. Onarheim, A. Petter Østberg, Robert S. Roath and James A. Wilhelm to serve as our directors. Each of these nominees is currently serving as a member of our Board and will serve a one-year term until out next annual meeting. You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF

THE BOARD’S EIGHT NOMINEES.

If you submit your proxy designating James A. Wilhelm and Robert N. Sacks as your proxies but do not indicate how your shares should be voted, then your shares will be voted in favor of the election of all of the nominees. If any nominee is unwilling or unable to serve as a director, then the Board will propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the Board decides to reduce the number of directors constituting the full Board. It is currently anticipated that all of the nominees will be willing and able to serve as directors.

BOARD AND CORPORATE GOVERNANCE MATTERS

Director Biographies

Set forth below are the biographies of our director nominees.

Charles L. Biggs Age: 66 Board Committees: Audit, Compensation (Chair)

Mr. Biggs has served as a director since June 2004. Mr. Biggs was a consultant for Deloitte Consulting, a professional services firm that provides assurance and advisory, tax and management consulting services, from 1968 until his retirement in November 2002. At Deloitte, he held various management positions, including National Director of Strategy Services for Deloitte’s strategy arm and chairman of Deloitte/Holt Value Associates. He has served as a director of Qwest Communications International Inc. since April 2004 and is a member of their Audit Committee. Mr. Biggs earned his B.S. degree in Industrial Management from Kent State University.

Karen M. Garrison Age: 58 Board Committees: Audit, Nominating & Corporate Governance (Chair)

Ms. Garrison has served as a director since June 2004. She was president of Pitney Bowes Business Services from 1999 to 2003. In her 27 years with Pitney Bowes, Ms. Garrison held a series of positions with increasing responsibilities, including vice president of operations, and vice president of finance and chief financial officer. She is also a director and member of the Audit Committee and Finance Committee of The Kaman Corporation. She is a director of Tenet Healthcare and is a member of Tenet’s Quality & Governance Committee & Nominating Committee. She received her B.S. degree in Accounting from Rollins College in 1983 and her M.B.A. degree from the Florida Institute of Technology in 1986.

John V. Holten Age: 50 Chairman of the Board Board Committees: Compensation, Nominating & Corporate Governance

Mr. Holten has served as a director and our chairman of the board of directors since March 1998. Mr. Holten is the sole manager of Steamboat Industries LLC, for which he receives compensation and the sole managing director of Steamboat Industries N.V. Steamboat Industries LLC, along with Steamboat Industries N.V. (Steamboat Industries LLC owns 100% of the common stock of Steamboat Industries N.V.), has been our majority stockholder since May 2004. Steamboat Industries LLC was established, and Steamboat Industries LLC acquired 100% of the common stock of Steamboat Industries N.V. in, May 2004. Mr. Holten has also served as a director and chairman of the board of directors of AP Holdings, Inc., our parent company until May 2004, since April 1989. Mr. Holten is the chairman and chief executive officer of Steamboat Holdings, Inc., the parent company of AP Holdings, Inc. Mr. Holten has also served as the chairman and chief executive officer of Holberg Incorporated since 1986. Holberg Incorporated was our indirect parent until March 2001. Mr. Holten received his M.B.A. degree from Harvard University in 1982 and graduated from the Norwegian School of Economics and Business Administration in 1980.

Gunnar E. Klintberg Age: 58

Mr. Klintberg has served as a director since 1989, as Vice President from 1998 to 2005 and as a consultant since 2004. Mr. Klintberg has also served as a vice president and director of AP Holdings, Inc. (our former parent company until May 2004), from 1989 to 2006. Mr. Klintberg has also served as a director, vice chairman and secretary of Holberg Incorporated (our indirect parent until March 2001) from 1986 to 2006 and Mr. Klintberg is a party to an employment agreement with and receives compensation from Holberg Incorporated. Mr. Klintberg received his B.A. degree from Dartmouth College in 1972 and a degree in Business Administration from the University of Uppsala, Sweden in 1974.

Leif F. Onarheim Age: 72

Mr. Onarheim has served as a director since June 2004. He was elected as a member of the Parliament of the Kingdom of Norway in 2001 and served until 2005. Mr. Onarheim is also the Chairman of Lovenskiold Vaekero (since 2001) and AHW A/S (since 2000). He is vice chairman of University Hospital of Akershus (since 2006) and a board member of Innovation Norway (since 2005) and Marine Harvest ASA (since 2006). He served for 10 years as managing director and chief executive officer of Nora Industries before its merger with Orkla ASA in 1991, and served as chairman of the merged Orkla Group after the merger until 1992. He is also Partner, Norscan, AS (since 2005). Mr. Onarheim served as chairman of NHO, Norway’s largest association of business and industry, from 1996 until 2000. Mr. Onarheim graduated from the Norwegian School of Economics and Business Administration in 1960.

A. Petter Østberg Age: 45 Board Committees: Compensation, Nominating & Corporate Governance

Mr. Østberg has served as a director since June 2004. He joined Holberg Incorporated in 1994 and is currently a senior vice president and its chief financial officer, for which he receives compensation. Mr. Østberg was a vice president of the Company and AP Holdings, Inc. from October 1999 until January 2001. Mr. Østberg became a senior vice president and chief financial officer of AP Holdings, Inc. in May 2004. Mr. Østberg received his B.A. degree in International Relations and Economics from Tufts University in 1985, and his M.B.A. degree from Stanford University Graduate School of Business in 1989.

Robert S. Roath Age: 64 Board Committees: Audit (Chair)

Mr. Roath has served as a director and the chair of our Audit Committee since June 2004. He has been chairman of the advisory board to L.E.K. Consulting, a stockholder-value consulting firm, since May 1997. Mr. Roath retired as chief financial officer and senior vice president of RJR Nabisco, Inc. in April 1997 where he worked from September 1990. He has been a director of the InterDigital Communications Corporation since May 1997 and is chairman of the Audit Committee, chairman of the Finance Committee and a member of the Compensation Committee. Mr. Roath is also a member of the advisory board of the Robert H. Smith School of Business at the University of Maryland. Previously, Mr. Roath was employed by Colgate-Palmolive, General Foods, GAF Corporation and Price Waterhouse & Co. He received his B.S. degree in Accounting and Economics from the University of Maryland in 1966 and is a CPA in New York.

James A. Wilhelm Age: 53

Mr. Wilhelm has served as our president since September 2000 and as our Chief Executive Officer and a director since October 2001. Mr. Wilhelm served as executive vice president—operations from March 1998 to September 1999, and he served as senior executive vice president and chief operations officer from September 1999 to August 2000. Mr. Wilhelm joined the predecessors of Standard Parking Corporation in 1985, serving as executive vice president beginning in January 1998. Prior to March 1998, Mr. Wilhelm was responsible for managing the Midwest and Western Regions, which included parking facilities in Chicago and sixteen other cities throughout the United States and Canada. Mr. Wilhelm received his B.A. degree from Northeastern Illinois University in 1976.

Director Independence and Controlled Company Status

The Board has determined that three of our outside directors—Mr. Biggs, Mr. Roath and Ms. Garrison—have no material relationship with our Company that would conflict with the independence requirements of applicable federal law and the NASDAQ rules. Although the NASDAQ rules generally require NASDAQ-traded companies to have a board of directors comprised of a majority of independent directors, a “controlled company” is exempt from this requirement. Our parent company, Steamboat Industries LLC, and its affiliates (including Mr. Holten), collectively control more than 50% of the voting power of the Company and, accordingly, we are an exempt controlled company. We rely on the “controlled company” exception to the board of directors and committee composition requirements under the NASDAQ rules. Pursuant to this exception, we are exempt from the rule that requires that our Board of Directors be composed of a majority of “independent directors,” and we are exempt from the rules that require our Compensation Committee and Nominating & Corporate Governance Committee to be composed solely of “independent directors” as defined in the NASDAQ rules. The “controlled company” exception does not modify the independence requirements for our Audit Committee composition, which complies with the Sarbanes-Oxley Act and the NASDAQ independence rules for Audit Committees. The independent directors meet from time to time in connection with Audit Committee meetings at which only independent directors are present. Three such meetings occurred in 2006.

The Board determined that, given Mr. Onarheim’s and Mr. Østberg’s relationship with Mr. Holten and his affiliates, our controlling stockholder (in the case of Mr. Onarheim having in the past served as a director of certain of such affiliates), they may not be considered independent (although Mr. Onarheim is considered an outside director). Mr. Klintberg is not considered independent because of his relationship with Mr. Holten and his affiliates, our controlling stockholder, and because until June 30, 2005, he was an officer of the Company and is presently a paid consultant to the Company. Mr. Wilhelm is not considered independent because he is our Chief Executive Officer.

Nominations for Directors

Identifying Candidates

In evaluating candidates for Board membership, the Nominating & Corporate Governance Committee has assessed the contribution that the candidate’s skills and expertise will make with respect to guiding and overseeing our strategy and operations. This committee seeks candidates who have the ability to develop a deep understanding of our business and the time and the judgment to effectively carry out their responsibilities as a member of the Board.

To date, all of the Board’s independent directors have been identified with the assistance of a professional search firm specializing in this type of work. Others are individuals known to Board members through business or other relationships. In the future, potential candidates will be interviewed by members of the Nominating & Corporate Governance Committee (and, in some instances, other Board members) and, as appropriate, by members of our management team. Final consideration of the nominee will then be conducted by the entire Board.

If you would like to recommend a future nominee for Board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Karen M. Garrison, Chair of the Nominating & Corporate Governance Committee, c/o Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611, Attention: General Counsel and Secretary.

Criteria for Board Membership

The Nominating & Corporate Governance Committee has established certain minimum qualification criteria for our directors, including:

•       The highest personal and professional ethics and integrity, and values, and a commitment to acting in the best interest of the shareholders;

•       An inquisitive and objective perspective and mature judgment;

•       Sufficient time available to fulfill all board and committee responsibilities;

•       Diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the company’s activities; and

•       Experience in positions with a high degree of responsibility and leadership roles in the companies or institutions with which they are affiliated.

When recommending to the full Board the slate of directors nominated for the election at the annual meeting of shareholders, the Nominating & Corporate Governance Committee reviews the qualifications and backgrounds of the nominees for director. The Nominating & Corporate Governance Committee may utilize the services of consulting firms to help identify candidates for director who meet the qualifications outlined above. The Chairman of the Board, acting on behalf of the full Board, extends the formal invitation to become a Board member.

Communicating with the Board

The Board welcomes your questions and comments. If you would like to communicate directly with our Board, or our independent directors as a group, then you may submit your communication to our General Counsel and Secretary, Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. All appropriate communications and concerns will be forwarded to our Board or our independent directors as a group, as applicable.

Corporate Governance

Questionnaires

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transaction with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

Related Party Transaction Policy

As part of its oversight responsibilities, the charter of our Audit Committee requires that the Audit Committee review all related party transactions for potential conflicts of interest. On November 2, 2006, the Board adopted a formal statement of policy for related party transactions. The policy requires that the Audit Committee review all transactions between the Company and our executive officers, directors, nominees, principal stockholders and other related persons for potential conflicts involving amounts in excess of $5,000. This policy is attached to the proxy statement as Schedule A.

Codes of Conduct and Ethics

We have adopted a code of ethics as part of our compliance program. The code of ethics applies to our chief executive officer, chief financial officer and corporate controller. In addition we have adopted a code of business conduct that applies to all of our officers and employees. Any amendments to, or waivers from, our code of ethics will be posted on our website.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

The Board expects that its members will diligently prepare for, attend and participate in all Board and applicable committee meetings, and each annual meeting of stockholders. Directors are also expected to become familiar with our management team and operations, as a basis for discharging their oversight responsibilities. While we have not adopted a formal policy regarding the Board attendance at annual shareholder meetings, all directors attended the 2006 annual meeting of shareholders. During 2006, the Board held ten meetings. Each of the directors who served during 2006 attended 100% of the Board meetings, and meetings of any Board committee on which he or she served during 2006, except that Mr. Onarheim was unable to attend one special meeting of the Board.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees currently are the Audit Committee, the Nominating & Corporate

Governance Committee and the Compensation Committee. Each of these committees operates pursuant to a written charter, which is available in the Corporate Governance section of our website, accessible through our Investor Relations page at www.standardparking.com. Each of the directors who served on these committees in 2006 attended 100% of the committee meetings.

Audit Committee

The Audit Committee has three members: Charles L. Biggs, Karen M. Garrison and Robert S. Roath (who serves as Chair). The Board has determined that each of its members meets the financial literacy and independence requirements of The NASDAQ Stock Market LLC, and that Ms. Garrison and Messrs. Biggs and Roath each qualify as an “Audit Committee financial expert” for purposes of the rules and regulations of the SEC. We do not limit the number of audit committees on which any Audit Committee member may serve. Mr. Biggs currently serves on the audit committee of Qwest Communications International Inc., Ms. Garrison currently serves on the audit committee of The Kaman Corporation and Mr. Roath serves as the chair of the audit committee of InterDigital Communications Corporation. The Board will continue to monitor and assess the audit committee memberships of our Audit Committee members on a regular basis.

The Audit Committee’s primary duties and responsibilities are to:

•       review and discuss with management and the independent auditors our annual audited financial statements, our quarterly financial statements and reports, and any releases, information or guidance related thereto;

•       appoint or replace our independent auditors and approve all audit engagement fees and terms for the Company and our subsidiaries; approve any audit and any permissible non-audit engagement or relationship with our independent auditors; review at least annually the qualifications, performance and independence of our independent auditors; review with our independent auditors any audit problems or difficulties and management’s response; and set hiring policies related to employees or former employees of our independent auditors to ensure independence;

•       review and monitor any significant judgments made in the preparation of the financial statements or any significant difficulties encountered during the course of a review or audit;

•       review any significant disagreement between management and the independent or internal auditors with respect to the preparation of the financial statements; and review and discuss with our auditors the responsibilities, budget and staffing of our internal audit function;

•       discuss with management and our independent auditors our risk assessment and risk management guidelines and policies; oversee our compliance program and adherence to our Code of Ethics; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; oversee the maintenance of an internal audit function;

•       review transactions with related persons in accordance with the Statement of Policy for Related Party Transactions adopted by the Board; and

•       prepare a report to be included in our proxy statement and provide other regular reports to the Board.

The Audit Committee held nine meetings in 2006, six of which were held by teleconference.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee consists of three directors: Karen M. Garrison (who serves as Chair), John V. Holten and A. Petter Østberg. Ms. Garrison is the only independent director on this committee. Ms. Garrison currently serves as a member of the Nominating Committee of Tenet Healthcare. The Nominating & Corporate Governance Committee’s primary duties and responsibilities are to:

•       have general responsibility for Board selection, including the identification of qualified candidates for Board membership;

•       recommend to the Board the directors to serve on each committee of the Board;

•       develop and recommend to the Board for its approval a set of corporate governance guidelines that it will review at least annually and recommend any proposed changes to the Board for its approval; and

•       prepare a report to be included in our proxy statement and provide reports to the Board.

The Nominating & Corporate Governance Committee held two meetings in 2006, one of which was held by teleconference.

Compensation Committee

The Compensation Committee consists of three directors: Charles L. Biggs (who serves as Chair), John V. Holten and A. Petter Østberg. Mr. Biggs is the only independent director on this committee. The Compensation Committee’s primary duties and responsibilities are to:

•       assist in defining a total compensation policy for our executives that supports our overall business strategy and objectives, attracts and retains key executives; links total compensation with business objectives and organizational performance; and provides competitive total compensation opportunities at a reasonable cost;

•       act on behalf of the Board in setting executive compensation policy, administer compensation plans approved by the Board and stockholders, and make decisions or develop recommendations for the Board with respect to the compensation of key executives;

•       review and determine the annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements, change in control and severance provisions/agreements, benefits, and supplemental benefits of the named executive officers;

•       review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine the CEO’s compensation level based on this evaluation; evaluate the CEO’s and other key executives’ compensation levels and payouts against pre-established performance goals and objectives, an appropriate peer group, and the awards given to the CEO or other executive in past years; and

•       prepare a report to be included in our proxy statement and provide other regular reports to the Board.

The Compensation Committee held three meetings in 2006.

Compensation Committee Interlocks and Insider Participation

Mr. Holten, our chairman and controlling stockholder, serves as a member of our Compensation Committee. None of the other members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Compensation Discussion and Analysis discusses the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers listed in the Summary Compensation Table and places in perspective the data presented in the tables and other quantitative information that follows this section.

Our Compensation Committee has administered our executive compensation program since it was established in conjunction with our initial public offering in June 2004. Broadly stated, the Compensation Committee’s overall role is to oversee all of our compensation plans and policies, administer our equity plans and policies, approve equity grants to our executive officers and review and approve all compensation decisions relating to the named executive officers.

Historically, we have employment agreements with all of our named executive officers. It is customary in the parking industry for senior executives to have employment agreements because it encourages employment continuity and is a practical means to insure that client relationships are protected through the legal enforcement of protective covenants, including the covenant not to compete and the covenant not to solicit customers and employees. Moreover, these agreements were created in part to ensure executive continuity since we traditionally have had no other executive programs that have substantial executive retention value through the creation of forfeiture risk (e.g., pension plan, restricted stock, etc.). Hence, executive retention and protection of our interests have been created in part through the use of employment agreements.

We account for the equity compensation expense for our employees under the rules of SFAS 123R, which we adopted as of January 1, 2006 and which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. It is not anticipated that any executive officer’s annual cash compensation will exceed $1 million, and we accordingly have not made any plans to qualify for any compensation deductions under Section 162(m) of the Internal Revenue Code.

Compensation Study

In 2005 we began to examine the compensation paid to our senior executives, including the named executive officers, in the context of external benchmarking and a total compensation philosophy. With the Compensation Committee’s concurrence, management engaged Watson Wyatt Worldwide to determine the relationship of our pay practices to those of other companies, with particular reference to the “peer group” companies listed in our previous proxy statement as well as to comparably sized businesses.

The Watson Wyatt study, which was presented to the Compensation Committee in February 2006, concluded, among other things, as follows:

•       In general, our base salaries were in the 75th percentile when compared to general industry benchmark data.

•       Annual bonus compensation was generally below the 25th percentile.

•       Total cash compensation (base salaries and annual bonus) was positioned within market median (50th percentile).

•       Long-term compensation of the type typically found at most public companies was below the 25th percentile, in part because we only recently went public and the policy regarding size and frequency of any equity awards had not been firmly established.

•       Total direct compensation (base salaries, annual bonus and long-term compensation) was generally positioned below the 25th percentile, primarily due to the infrequency of equity awards.

Although the results of this study did not impact compensation granted to our named executive officers in 2006, we have implemented a new program under our Long-Term Incentive Plan (LTIP) that is designed to provide a more competitive long-term incentive opportunity to our named executive officers. See “Determination of 2007 Compensation,” below.

Compensation Objectives

Our current executive compensation programs, together with the LTIP program adopted for 2007, are intended to achieve three fundamental objectives:  (1) attract and retain qualified key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are critical to our business; (2) motivate performance to achieve specific strategic and operating objectives of our company; and (3) align executives’ interests with the long-term interests of our stockholders. As described in more detail below, the material elements of our current executive compensation program for named executive officers include a base salary, an annual bonus opportunity in the form of the Management Incentive Compensation Program, perquisites and personal benefits, a long-term equity incentive opportunity, retirement benefits, severance protection for certain terminations of the named executive officers’ employment and other post-termination benefits payable upon retirement, death or disability.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Objective	Compensation Element
Attract and retain qualified executives

Short Term / Annual

•   Base Salary

•   Annual Bonus / Management Incentive Compensation Program

•   Perquisites and Personal Benefits

Long Term

•   Long-Term Incentive Plan

•   Retirement Benefits and Deferred Compensation Opportunities

•   Severance and Other Benefits Upon Termination of Employment

Motivate performance to achieve specific strategies and operating objectives	Short Term / Annual • Annual Bonus / Management Incentive Compensation Program Long Term • Long-Term Incentive Plan
Align named executive officers’ and stockholders’ long-term interests	Long Term • Long-Term Incentive Plan

As illustrated by the table above, base salaries, perquisites and personal benefits, retirement benefits and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is not dependent on performance. We believe that in order to attract and retain top-caliber executives, we need to provide them with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salaries and perquisites and personal benefits, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis such as upon retirement or other termination of employment. We believe that this mix of longer-term and short-term components allows us to achieve our dual goals of attracting and retaining executives.

Our annual bonus opportunity is primarily intended to motivate named executive officers’ performance to achieve specific strategies and operating objectives, although we also believe it helps us attract and retain executives. Our new LTIP restricted stock and cash award program, as described below, is primarily intended to align named executive officers’ long-term interests with stockholders’ long-term interests, although we also believe it will help motivate performance and help us attract and retain executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Each named executive officer’s annual bonus opportunity is paid out on an annual short-term basis and is designed to reward performance for that period. LTIP compensation is generally paid out or earned on a longer-term basis and is designed to reward performance over several years.

Compensation Philosophy and Benchmarking

As discussed above, our Compensation Committee believes that the compensation of our named executive officers must be closely aligned with our performance, on both a short- and long-term basis, at responsible levels that are consistent with our cost-conscious culture. Recent changes in the structure of our plans, including an emphasis on the implementation of our new performance-based LTIP program, will further align the interests of management with those of stockholders. At the same time, the Committee recognizes that our compensation programs must be designed to attract and retain key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are important to producing superior results for our stockholders.

For benchmarking purposes, the Compensation Committee believes that the most reasonable approach is to evaluate our pay practices for senior executives against that of general industry, regressed for the size of the organization. We do not believe that it is appropriate to establish compensation levels based primarily on other parking companies for several reasons:

•       The parking industry is relatively small and quite fragmented, and typically its compensation policies and practices stem directly from a privately held, non-public “owner’s” culture.

•       Due to the small number of public parking companies, there is insufficient parking industry data with which to form a statistical foundation for a policy.

•       Among the few public parking companies, there is no exact match to our business model upon which our practices our based. Of the two peer group companies that are in the parking industry, one is engaged in multiple business segments and parking represents only a minor part of its business, and the other has a substantial portfolio of owned real estate that requires a different focus. Compensation structure and philosophy can differ significantly given these fundamental business differences.

Given the information obtained from the Watson Wyatt study, the Committee has informally adopted a guideline that targets total cash compensation in the 50th percentile range for executive officers when benchmarked to general industry data. This, however, is merely a guideline because the Committee does not believe in fixing compensation levels based only on benchmarking. The Committee believes that other factors should be considered and weighted appropriately, including, but not limited to, the history underlying our current compensation levels, relative compensation levels among our senior executives, pay levels in the parking industry, as well as our overall performance in relation to the performance of other parking companies.

We manage our pay structure and make compensation decisions using a combination of policies, practices and inherent logic. We have a “pay for performance” culture as exemplified by our management of salaries, bonus compensation and equity compensation. Base salaries typically are adjusted to provide cost of living increases, and our executives’ true upside potential has been provided through bonus and stock option or other stock award opportunities available under our annual cash and long-term incentive plans. This philosophy and approach are strengthened by our increased use of benchmark data during the base salary review process.

Compensation Program Components

Our compensation to the named executive officers consists primarily of the following elements:  base salary, management incentive compensation, perquisites and personal benefits, long-term incentive plan compensation, retirement benefits and deferred compensation opportunities and severance and other benefits upon termination of employment.

Base Salary

Base salary is a critical element of named executive officer compensation because it is the source of their consistent income stream and is the most visible barometer of evaluation vis-à-vis the employment market. In establishing and reviewing base salaries, the Compensation Committee considers various factors that include the executive’s qualifications and experience, scope of responsibilities, internal pay equity, past performance and achievements, future expectations that include the executive’s ability to impact short and long-term results, as well as the salary practices at other comparable companies. We strive to provide our named executive officers with a competitive base salary that is in line with their roles and responsibilities when compared to companies of comparable size. The base salaries of the named executive officers did not increase in 2006 except for two individuals who received cost of living increases.

Annual Bonus—Management Incentive Compensation Program

Our named executive officers other than Mr. Holten participate in our Management Incentive Compensation Program, which provides for an annual incentive bonus. Our Compensation Committee oversees this program, and it creates annual performance criteria that are flexible and that change with the needs of our business. By creating target awards and setting performance objectives at the beginning of each fiscal year, our named executive officers have the proper incentives to attain the key performance metrics in the business.

In 2006 our Chief Executive Officer’s target incentive bonus opportunity was $150,000 for achieving the pre-established, planned, pre-tax net income goal. Threshold payments (5% of the target award) were eligible to be made commencing at 80% of the pre-tax net income goal and the maximum award opportunity was 185% ($277,500) of the target based on exceeding the pre-tax net income goal by 25% or more. In 2005 our Chief Executive Officer’s target incentive bonus opportunity was based upon achievement of our budgeted EBITDA. Mr. Wilhelm earned 73.6% of his target bonus opportunity in 2005. In 2006, Mr. Wilhelm earned 135.6% of his target bonus opportunity.

Messrs. Warshauer, Wolf and Baumann also participate in the Management Incentive Compensation Program and had a target bonus opportunity of $91,800, $76,979, and $120,470, respectively, in 2006. For Mr. Warshauer, the goals included attainment of the budgeted corporate EBITDA (50%), budgeted divisional pre-tax net income (30%), location retention (10%) and audit results (10%). For Messrs. Wolf and Baumann, the goals are budgeted corporate EBITDA (75%) and cost center budget management

(25%). The maximum 2006 award opportunities for Messrs. Baumann, Wolf and Warshauer were 125% ($150,588), 125% ($96,224) and 120% (110,160), respectively. In 2005, the first year in which these performance goals were adopted, their relative weighting was different. For Mr. Warshauer, the weighting was budgeted corporate EBITDA (20%), budgeted divisional pre-tax net income (50%), location retention (15%) and audit results (15%). For Messrs. Wolf and Baumann, the weighting was equal (50% each) as between budgeted corporate EBITDA and cost center budget management. The percentage of target bonus opportunity earned by Messrs. Warshauer, Wolf and Baumann based on the level of goal attainment achieved varied from 66.5% to 81.7% for 2005, and from 83.8% to 105.8% for 2006.

We believe that the pre-tax net income measure for our Chief Executive Officer and an EBITDA measure for the other named executive officers that participate in the program are appropriate measures of performance at this time. These measures may evolve and ultimately be modified as circumstances warrant. The goals for the named executive officers are all metric driven and do not involve subjective assessment. With the exception of Mr. Baumann, whose target opportunity is based on a percentage of his base salary, the other participating executives’ target bonus opportunities are fixed and subject to change only via approval of the Compensation Committee.

Perquisites and Personal Benefits

In addition to base salaries and annual bonus opportunities, we provide our named executive officers with certain perquisites and personal benefits, including automobile-related expenses for all of the named executive officers other than Mr. Wolf. We believe that perquisites are often a way to provide the named executive officers with additional annual compensation that supplements their base salaries and bonus opportunities. When determining each named executive officer’s base salary, we take the value of each named executive officer’s perquisites and personal benefits into consideration.

The perquisites and personal benefits paid to each named executive officer in 2006 are reported in column (i) of the Summary Compensation Table, below, and further described in the footnotes thereto.

Long-Term Incentive Plan (LTIP)

In prior years, we have awarded certain equity grants to our named executive officers, and we plan to continue to award equity grants in the future. We did not award any equity grants in 2006 pending the results of a study conducted by our compensation consultant. For 2007, the Compensation Committee has adopted a new LTIP restricted stock and cash award program for our named executive officers as described under “Determination of 2007 Compensation,” below.

In determining the number of options to be granted to named executive officers, the Compensation Committee takes into account the individual’s position, scope of responsibility, ability to affect the profitability of the business as well as long-term stockholder value. All option grants are issued so the grant price reflects the market value on the date of grant.

In conjunction with our initial public offering in June 2004, a stock option award was granted to the named executive officers (except for Mr. Holten, who received no such award). In addition, at the time of the IPO a prior option grant provided to our executive officers in 2002 by its terms converted to an option to purchase our post-IPO common stock under the LTIP. These two option grants are described in the table located in the section below entitled “Outstanding Equity Awards at Fiscal Year-End 2006.”   Subsequent to the IPO, no stock option awards have been granted to the named executive officers.

Retirement Benefits and Deferred Compensation Opportunities

Deferred compensation is a tax-advantaged means of providing certain named executive officers with additional compensation that supplements their base salaries and bonus opportunities, including our

401(k) plan. In addition, we have entered into various agreements over the years with certain named executive officers that provide for various retirement benefits and deferred compensation opportunities. These plans grew out of a perceived need to provide some form of retirement income to the executive and are intended to provide a modest payment towards retirement.

Mr.  Wilhelm is a party to a Deferred Compensation Agreement with us dated August 1, 1999, which we refer to as a supplemental early retirement plan (“SERP”). This SERP provides him with an annual retirement benefit equal to $112,500 to begin upon his retirement at age 65 and to continue for a period of 15 years thereafter or, if earlier, until his death. If Mr. Wilhelm’s employment with us is terminated (other than as a result of his disability) prior to his attaining age 65, he shall not be entitled to any payments under the SERP.

Pursuant to the terms of Mr. Baumann’s employment agreement, we have agreed to pay the premiums on certain insurance policies owned by Mr. Baumann that will provide an annual cash benefit to him for a period of 15 years, beginning in the year in which Mr. Baumann attains age 65. The amount of the annual cash benefit, which is subject to annual CPI adjustments, was approximately $110,000 as of December 31, 2006. If Mr. Baumann’s employment is terminated (other than for cause or other than by Mr. Baumann without good reason), we will continue to pay the premiums on the insurance policies until the earlier of Mr. Baumann’s death or his attainment of age 65.

Pursuant to the terms of Mr. Wolf’s employment agreement, starting January 1, 2004, we have agreed to pay $62,000 in premiums annually on certain insurance policies or other investment vehicles owned by Mr. Wolf. Our obligations under the policies shall continue until the earlier of 2014 or Mr. Wolf’s death; provided, however, that if we terminate Mr. Wolf’s employment for cause or he terminates his employment without good reason, in either instance at any time prior to June 30, 2007, we shall have no further obligation to pay the premiums on such policies or other investment vehicles.

Severance and Other Benefits Upon Termination of Employment

In general, the employment agreements of the named executive officers have provisions that are triggered if they are terminated following a change-in-control of the Company. Please see the “Potential Payments Upon Termination or Change-in-Control” section below for a description of the potential payments that may be made to the named executive officers in connection with their termination of employment or a change-in-control. In addition, our Board has the discretion to accelerate the vesting of unvested options or restricted stock awards in the event of a change in control.

Determination of 2006 Compensation

Compensation of Our Chief Executive Officer

We entered into an employment agreement with Mr. Wilhelm on August 1, 1999, which was amended six times, most recently on April 1, 2005. Mr. Wilhelm’s 2006 compensation was governed largely by his employment agreement with us. Under that agreement, Mr. Wilhelm earned a salary of $600,000 in fiscal 2006. Under our Management Incentive Compensation Program, Mr. Wilhelm earned $203,400 for 2006. We made no grants of stock or options under our Long-Term Incentive Plan in 2006. Our liability for Mr. Wilhelm’s SERP benefit increased by $46,577 during fiscal 2006, and our total liability under this SERP is $476,343.38 as of December 31, 2006. Other compensation, including perquisites, totaled $30,750.

Compensation of Our Other Named Executive Officers

We entered into an employment agreement with John V. Holten in May 2004 to serve as Chairman of the Board of Directors. Under this contract, Mr. Holten received a base salary of $415,053 in fiscal 2006. Although he is eligible for an annual bonus and equity awards, none were awarded in 2006. Pursuant to his employment agreement, an entity controlled by Mr. Holten received other payments totaling $253,754, the vast majority of which related to personal secretarial assistance and use of an executive office. Mr. Holten’s total compensation in 2006 was $668,807.

All of our other named executive officers have entered into employment agreements with us, and their compensation is governed largely by their respective agreements. The annual salary for each as of April 1, 2006 was as follows: Mr. Warshauer—$395,000, Mr. Wolf—$375,606 and Mr. Baumann—$346,905.  Mr. Baumann received a 3.5% increase in his salary in 2006 pursuant to his employment agreement; the 2006 salaries of Messrs. Warshauer and Wolf remained the same as 2005. Awards made to these three executives for 2006 under the Management Incentive Compensation Program ranged from $76,887 to $127,502. None of these executive officers received any award under our Long-Term Incentive Plan in 2006. Messrs. Baumann and Wolf received $82,961 and $63,593, respectively, for certain retirement benefits.

Determination of 2007 Compensation

The components of our compensation program are expected to remain similar to 2006 levels, with the exception of compensation under our LTIP. Based on the Watson Wyatt study, which found that our LTIP as then operating was not providing a competitive long-term incentive opportunity to our named executive officers, our Board of Directors adopted a performance based, restricted stock and cash award incentive program under the auspices of our LTIP, effective January 1, 2007.

The objectives of the new program are as follows:

•       Reward top executives for achievement of long-term financial goals that build enterprise value;

•       Strengthen the alignment of key executives’ financial interest with those of our stockholders through stock ownership;

•       Provide a long-term incentive opportunity as part of  a competitive overall compensation package; and

•       Enhance our ability to retain senior executives.

This new program provides our named executive officers (other than Mr. Holten) with the opportunity to earn a combination of stock (50%) and cash (50%) if certain three year performance targets for pre-tax net income and pre-tax free cash flow are achieved. The executive is issued performance-restricted stock at the commencement of the performance cycle that becomes free of restrictions upon the achievement of the performance goals. In this way, the executive has the opportunity to benefit from any share appreciation during the performance period. For each three year performance cycle, the maximum potential award is currently $150,000 for our Chief Executive Officer and $60,000 for any of our other participating named executive officers, while the target award is currently $100,000 for the Chief Executive Officer and $40,000 for the participating named executive officers. A new three-year performance cycle begins every calendar year.

This program becomes operational starting in 2007 and the targets have been set for the first performance cycle (2007-2009). Concurrently with the adoption of this program, we have established stock ownership guidelines for the named executive officers providing that 50% of any stock earned under the program will be retained by the executive while he is in the employ of the Company. The plan also provides that if the executive violates any of the protective covenants in his employment contract, including the covenant not to compete or the covenant not to solicit customers, the executive will forfeit any restricted stock awards granted, together with any restricted stock awards as to which the restrictions lapsed, during the three-year period prior to such violation.

Reasonableness of Compensation

After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation is reasonable and not excessive. In making this determination, the Compensation Committee considered many factors, including:

•       Management has led us to record performance levels in recent years;

•       Our stockholder return performance has outpaced the performance of companies in the peer group and, in particular, our direct competitors; and

•       The total cash compensation levels for our named executive officers is positioned at market median when compared to general industry, and total direct compensation (including the long- term incentive) is below the 25th percentile.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the foregoing “Compensation Discussion and Analysis,” and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A for filing with the Securities and Exchange Commission.

By the Compensation Committee,
Charles L. Biggs
John V. Holten
A. Petter Østberg

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned, awarded or paid for services rendered to us in all capacities for the fiscal year ending December 31, 2006 by our Principal Executive Officer (PEO), Principal Financial Officer (PFO) and the three other highest paid executive officers other than the PEO and PFO. These persons are referred to, collectively, as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Comp ($) (2)	Change in Pension and NQDC Earnings ($) (3)	All Other Comp ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James A Wilhelm	2006	600,000	—	—	72,000	203,400	46,577	30,750	952,727
Chief Executive Officer (PEO)
G. Marc Baumann	2006	343,752	—	—	17,100	127,502	—	101,762	590,116
Chief Financial Officer (PFO)
John V. Holten	2006	415,053	—	—	—	—	—	253,754	668,807
(Chairman)
Michael K. Wolf	2006	375,606	—	—	17,100	81,469	—	75,641	549,816
(EVP and Chief Administrative Officer)
Steven A. Warshauer	2006	395,377	—	—	17,100	76,887	—	12,107	501,471
(EVP - Operations)

(1)          The amounts included under column (f) reflect the current year expense attributable to stock options granted in prior years (see table of Outstanding Equity Awards at Fiscal Year-End 2006) to the extent recognized in 2006 as calculated pursuant to FAS123R.

(2)          The amounts included under column (g) reflect cash bonuses paid for 2006 services to the named executive officers pursuant to our Management Incentive Compensation Program.

(3)          The amount included under column (h) for Mr. Wilhelm reflects the difference between our liability for Mr. Wilhelm’s SERP benefit at the end of 2005 and the end of 2006.

(4)          The amount shown under column (i) for Mr. Wilhelm reflects 2006 contributions made by us under our 401(k) plan in the amount of $4,400, $483 for group term life insurance and $330 in premium for an executive long-term disability policy. It also includes $4,895 in car allowance, $3,468 in -paid parking, $12,815 in club dues, $1,325 in airline upgrades, $400 in airline clubs and $2,634 in event tickets.

The amount shown under column (i) for Mr. Baumann reflects 2006 contributions made by us under our 401(k) plan in the amount of $4,400. It also includes $6,000 in car allowance, $3,468 in company-paid parking, $353 for spouse travel, $1,000 in airline upgrades, and $400 in airline clubs. Also included are payments in the amount of $3,180 attributable to a comprehensive physical exam paid for by us and premium payments of $82,961 made in 2006 for insurance policies on behalf of Mr. Baumann.

The amount shown under column (i) for Mr. Holten reflects payments made by us pursuant to Mr. Holten’s employment agreement, and includes $235,863 paid to Holberg Incorporated, an affiliate of Mr. Holten, in reimbursement of various office-related expenses, $17,408 in reimbursement of automobile lease payments and $483 in group term life insurance.

The amount shown under column (i) for Mr. Wolf reflects 2006 contributions made by us under our 401(k) plan in the amount of $4,400. It also includes $3,468 in company-paid parking, $600 in airline upgrades, and $400 in airline clubs. Finally, the amount also includes payments in the amount of

$3,180 attributable to a comprehensive physical exam paid for by us and premium payments of $63,593 made in 2006 for insurance policies on behalf of Mr. Wolf.

The amount shown under column (i) for Mr. Warshauer reflects 2006 contributions made by us under our 401(k) plan in the amount of $4,400. It also includes $6,924 in car allowance, $300 in airline clubs and $483 contributions to a group term life insurance policy.

Employment Agreements

Messrs. Wilhelm, Warshauer, Wolf and Baumann.   We have employment agreements with each of our named executive officers, and their compensation is governed largely by their respective agreements. The annual salary for each as of April 1, 2007 is as follows: Mr. Wilhelm—$600,000, Mr. Warshauer—$409,220 Mr. Wolf—$375,606 and Mr. Baumann $359,390. Each of the named executive officers is entitled to an annual bonus based on corporate financial performance goals set annually. The formula and method of bonus calculation are identified in the “Compensation Discussion and Analysis—Annual Bonus—Management Incentive Compensation Program” section. In addition, Mr. Wilhelm is entitled to reimbursement for country club initiation fees and monthly dues. The agreements also provide for reimbursement of travel and other expenses in connection with their employment. As of April 1, 2007, the employment agreements terminate on the following dates, subject to the expiration of the annual renewal notice period: Mr. Wilhelm—April 30, 2010, Mr. Warshauer—December 31, 2007, Mr. Wolf—March 26, 2009, and Mr. Baumann—October 1, 2008.

Mr. Holten.   We have an employment agreement with John V. Holten to serve as Chairman of the Board of Directors and to be elected to, and serve as a member of, the Compensation, Nominating & Corporate Governance Committees, if such membership is permitted under applicable NASDAQ rules. Mr. Holten is entitled to receive a base salary of not less than $400,000 and an annual bonus and equity awards determined, if he directly or indirectly owns a majority of our outstanding equity interests, by the Audit Committee, or otherwise, by the Compensation Committee. The total expense of his salary, bonus, equity awards, automobile allowance, personal secretarial assistance, executive offices and all other compensation, benefits and perquisites for 2006 was $668,807.

Mr.  Holten’s employment agreement began in May 2004 and will run through May 2009. The term of employment shall be renewed automatically for successive four-year periods after the expiration of the initial five-year term, unless we provide Mr. Holten, or Mr. Holten provides us, with a written notice to the contrary at least one year prior to the end of the initial term or any four-year renewal period. Any notice of non-renewal by us shall not be valid unless accompanied by a resolution duly adopted by not less than 3/4 of all of the disinterested members of the Board (or as otherwise required by applicable law, regulations or rules).

Grants of Plan-Based Awards for 2006

The amounts included in the following table reflect bonus amounts achievable pursuant to our Management Incentive Compensation Program. There were no grants of stock (equity) plan awards in 2006 to our named executive officers.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($) (2)	Target ($)	Maximum ($)
James A. Wilhelm	February 2006	7,500	150,000	277,500
G. Marc Baumann	February 2006	8282	120,470	150,588
John V. Holten	—	—	—	—
Michael K. Wolf	February 2006	5292	76,979	96,224
Steven A. Warshauer	February 2006	7,497	91,800	110,160

(1)          There were no grants of stock (equity) plan awards in 2006 to our named executive officers. The amounts included in the table above reflect bonus amounts achievable pursuant to our Management Incentive Compensation Program.

(2)          The threshold column reflects the total amount payable for attaining the minimum level of performance on each of the multiple goals for Messrs. Baumann, Wolf and Warshauer. Mr. Wilhelm has a single performance goal as discussed in the “Compensation Discussion and Analysis—Annual Bonus—Management Incentive Compensation Program” section.

Outstanding Equity Awards at Fiscal Year-End 2006

The following table shows grants of stock options outstanding on December 31, 2006, the last day of our fiscal year, to our named executive officers that received options.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date
James A. Wilhelm	64,457.10	—	6.343	1/30/2012
	—	34,782.61	11.500	(1)
G. Marc Baumann	23,836.80	—	6.343	1/30/2012
	—	8,260.87	11.500	(1)
Michael K. Wolf	23,836.80	—	6.343	1/30/2012
	—	8,260.87	11.500	(1)
Steven A. Warshauer	23,836.80	—	6.343	1/30/2012
	—	8,260.87	11.500	(1)

(1)          These options have no express termination date. By the terms of the Long-Term Incentive Plan pursuant to which they were issued, the options must be exercised, if at all, within a designated period following the termination of the executive’s employment, ranging from 90 days in the case of a termination for any reason other than death, disability or for cause, to 12 months in the case of termination due to death or disability. All rights to exercise these options cease in the event of a termination for cause.

Option Exercises and Stock Vested During 2006

The following table shows the number of shares acquired upon exercise of options by each participating named executive officer during the year ended December 31, 2006. None of our named executive officers hold shares of stock that vested during 2006.

	Option Awards
Name	Numbers of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
James A Wilhelm	15,000	333,011
G. Marc Baumann	7,946	128,288
Michael K. Wolf	7,946	128,288
Steven A. Warshauer	7,946	128,288

Option Re-pricing

We have not engaged in any option re-pricings or other modifications to any of our outstanding equity awards during fiscal year 2006.

Pension Benefits

Executive	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
James A. Wilhelm	Deferred Compensation Agreement	(1)	$476,343.38	—

(1)          The benefit provided under Mr. Wilhelm’s SERP is not based on a credited service calculation or vesting but rather is a fixed benefit payable at age 65 subject to certain restrictions contained in the Compensation Discussion and Analysis under the section titled “Retirement Benefits and Deferred Compensation Opportunities.”

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The named executive officers did not participate in any non-qualified defined contribution or deferred compensation plans in 2006. Beginning in 2007, we have amended and revised an existing but marginally utilized Deferred Compensation Plan that will provide each of our named executive officers with the opportunity to defer an amount which, when combined with his 401(k) plan deferral, will equal the maximum allowable deferral pursuant to the IRS section 415 limits.

Potential Payments Upon Termination or Change-in-Control

Potential Payments to Chief Executive Officer

Pursuant to Mr. Wilhelm’s employment agreement, if his is terminated for any reason, we are obligated to pay him or his estate, as applicable, an amount equal to his base salary earned through the date of termination plus accrued but unused vacation pay and other benefits earned through the date of termination. In addition, we are required to make the following payments to Mr. Wilhelm:

•       if his termination occurs for any reason other than cause, or he voluntarily terminates his employment without good reason as defined in his employment agreement, a payment equal to $600,000 payable in equal monthly installments for 60 months;

•       if we terminate him for cause, a payment equal to $100,000 payable in equal monthly installments for 60 months; and

•       if we terminate him without cause and not because of performance reasons, or he voluntarily terminates his employment with good reason, as defined in his employment agreement, a payment equal to the product of five times the sum of (i) his current annual salary, plus (ii) the amount of any annual bonus paid to him for the preceding year, which product then is reduced by $600,000, payable in equal monthly installments over a 60-month period commencing on the date of termination.

Pursuant to the terms of his employment agreement, if Mr. Wilhelm’s employment is terminated (other than for cause or performance reasons) prior to his attaining age 55, he has the right to purchase certain annuity policies from us for the greater of (i) the cash value of the policies or (ii) the aggregate amount of premiums paid by us on such policies. If Mr. Wilhelm’s employment is terminated after he attains age 55 (other than for cause or performance reasons), he may elect to have the policies assigned to him or he may elect to have us maintain the policies, provided that the cost of maintaining such policies shall be Mr. Wilhelm’s obligation (subject to a contribution on our part for any year beyond age 55 and prior to age 65 during which Mr. Wilhelm continues to be employed by us). If Mr. Wilhelm’s employment is terminated at any time as a result of his disability, he may elect to have one hundred percent (100%) of our ownership interest in the annuity policies assigned to him or require us to maintain the policies, with the cost of such maintenance to be borne by us. Notwithstanding the foregoing, if Mr. Wilhelm’s employment is terminated as the result of his death prior to his attainment of age 65 or he dies prior to his acquiring ownership in the annuity policies, we shall pay his beneficiary the full death benefits payable under the policies as reduced by the greater of (i) the total premiums paid by us in connection with such policies or (ii) the present value of future benefits provided by such policies.

Potential Payments to John V. Holten

Pursuant to Mr. Holten’s employment agreement, if his employment is terminated without cause, or he voluntarily terminates his employment for good reason, both as defined in his employment agreement, or we choose not to renew his employment term, he will be entitled to (i) in the event of termination without cause or for good reason, continue to receive through what would have been the last day of the employment term, plus for two years thereafter, the base salary and annual incentive bonus, as if no termination had occurred; or, in the event of non-renewal, the base salary and annual bonus for two years thereafter; (ii) medical insurance continuation coverage for the period during which base salary is being paid under clause (i) above; (iii) receive reimbursement for reasonable expenses for maintaining an executive office and secretarial assistance for five years from termination of employment; (iv) payment of unpaid base salary through the termination date; and (v) accrued but unused vacation days and any unpaid bonuses, and reimbursement for any unreimbursed expenses incurred, through the date of termination, and all other payments, benefits and rights under any benefit, compensation, incentive, equity or fringe benefit plan, program or arrangement or grant. Mr. Holten also agrees that, if his employment terminates at any time, that he will be subject to a two-year non-competition agreement for which he will receive up to $200,000 in continuation payments for the two-year period; provided, however, any severance payments described above will be reduced by such continuation payments. In the event Mr. Holten breaches the non-competition restrictions of the employment agreement at any time during the two-year period following the date of termination, our obligation to make any continuation payments shall immediately cease.

If Mr. Holten’s employment terminates due to death or disability, he or his estate, as the case may be, will receive: (i) payment of unpaid base salary through the termination date and the base salary for the then-remaining employment term; (ii) a pro-rata portion of the annual bonus amount for the year in which such termination occurs; and (iii) any benefits mandated under COBRA (the costs of which will be paid for by us); and (iv) the benefits under clause (v) of the preceding paragraph. If Mr. Holten’s employment is terminated for cause, if Mr. Holten terminates his employment without good reason, or if he fails to renew his employment term, he is entitled to the payment of his base salary through his final day of active employment, continuation payments (which shall be $50,000 if he is terminated for cause) during the two-year non-competition period, plus any accrued but unused vacation pay, to be paid within 30 days following the termination. If any payments to Mr. Holten upon a change of control are subject to excise tax under Section 4999 of the Internal Revenue Code, we will make an additional tax equalization payment on his behalf to gross up those excise and other resulting taxes.

Potential Payments to Other Named Executive Officers

Each of our employment agreements with Messrs. Wolf, Warshauer and Baumann is terminable by us for cause. If their employment is terminated by reason of their death, we are obligated to pay their respective estates an amount equal to the base salary earned through the end of the calendar month in which death occurs, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. If the employment of Messrs. Wilhelm, Wolf, Warshauer or Baumann is terminated by reason of their disability, we are obligated to pay him or his legal representative an amount equal to his annual base salary for the duration of the employment period in effect on the date of termination, reduced by amounts received under any disability benefit program, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. Upon termination of the employment of Messrs. Wolf, Warshauer or Baumann by us without cause, we must pay them their annual base salary and annual bonuses through the end of their then-current employment period and provide the executive and/or his family with certain other benefits.

If we terminate the employment of Messrs. Wolf or Baumann for any reason other than for cause during the three-year period following a change in control, we are obligated to:

•       pay them severance in an amount equal to the greater of (i) one and one-half times the sum of the executive’s current annual base salary plus the amount of any bonus paid to the executive in the preceding 12 months, or (ii) the annual base salary and annual bonus through the end of the then-current employment period; and

•       continue to provide the executive with certain other benefits for a certain period of time.

If Mr. Wolf or Mr. Baumann terminates his employment voluntarily following a change in control, he shall not be entitled to severance unless he has good reason.

Mr. Warshauer is subject to non-competition and non-solicitation agreements for 24 months following termination of his employment agreement, during which period we are obligated to continue paying Mr. Warshauer (i) his annual salary and bonus, if we terminate Mr. Warshauer’s employment without cause, or (ii) the sum of $50,000 (payable over 12 instead of 24 months) if we terminate Mr. Warshauer’s employment for cause or if Mr. Warshauer voluntarily terminates his employment.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Wilhelm, our President and Principal Executive Officer as if his employment terminated as of December 29, 2006, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause or Performance Reasons ($)		Termination by Company for Cause or Performance Reasons ($)		Termination by Company in Connection with a Change in Control ($)
Compensation
Base salary	600,000	(1)	3,551,920	(1)	3,551,920	(1)	100,000	(1)	—
Target cash incentive			(2)		(2)				—
Stock Options—Unvested and Accelerated	—		—		—		—		—
Benefit and Perquisites
Health Benefits	—		68,963	(3)	68,963	(3)	—		—
Total	600,000		3,620,883		3,620,883		100,000		—

(1)          Payable as salary continuation over 60 months.

(2)          Target incentive is included within calculation of base salary per employment agreement severance provision.

(3)          Estimated cost of health insurance coverage continuation for 60 months computed at current premium.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Holten, our Chairman, as if his employment terminated as of December 29, 2006, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)		Termination by Company in Connection with a Change in Control ($)
Compensation
Base salary	200,000	(1)	1,892,743	(2)	1,892,743	(2)	50,000	(1)	1,892,743	(2)
Target cash incentive	—		—		—		—		—
Stock Options—Unvested and Accelerated	—		—		—		—		—
Benefits and Perquisites
Health Benefits	—		60,918	(3)	60,918	(3)	—		60,918	(3)
Car Allowance	—		72,284	(2)	72,284	(2)	—		72,284	(2)
Other expense reimbursements	—		1,179,315	(4)	1,179,315	(4)	—		1,179,315	(4)
Tax Equalization Payment									391,089	(5)
Total	200,000		3,205,260		3,205,260		50,000		3,596,349

(1)          Payable as salary continuation over 24 months subject to compliance with covenant not to compete.

(2)          Payable as salary continuation through the remainder of employment agreement term plus two additional years.

(3)          Estimated cost of health insurance coverage continuation computed at current premium for remainder of employment agreement term plus additional two years.

(4)          Estimated reimbursement cost for expenses to maintain an office for five years after termination of employment, payable over five years.

(5)          Tax gross up to cover excise tax on “excess parachute payment” upon change of control.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Baumann, our Principal Financial Officer, as if his employment terminated as of December 29, 2006, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)	Termination by Company in Connection with a Change in Control ($)
Compensation
Base salary	—	607,084	(1)	607,084	(1)	—	607,084	(1)
Target cash incentive	—	210,822	(1)	210,822	(1)	—	210,822	(1)
Stock Options—Unvested and Accelerated	—	—		—		—	—
Benefits and Perquisites
Health Benefits	—	25,287	(2)	25,287	(2)	—	25,287	(2)
Insurance funding	—	1,059,217	(3)	1,059,217	(3)	—	1,059,217	(3)
Total	—	1,902,410		1,902,410		—	1,902,410

(1)          Payable as salary continuation until October 1, 2008.

(2)          Estimated cost of health insurance coverage continuation until October 1, 2008 computed at current premium.

(3)          Estimated cost of certain life insurance policy payments until age 65 computed based on 2006 premiums.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Wolf, an Executive Vice President, as if his employment terminated as of December 29, 2006, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)	Termination by Company in Connection with a Change in Control ($)
Compensation
Base salary	—	464,099	(1)	464,099	(1)	—	563,409	(4)
Target cash incentive	—	95,116	(1)	95,116	(1)	—	88,743	(4)
Stock Options—Unvested and Accelerated	—	—		—		—	—
Benefits and Perquisites
Health Benefits	—	17,241	(2)	17,241	(2)	—	20,689	(5)
Insurance / investment funding	—	434,000	(3)	434,000	(3)	—	434,000	(3)
Total	—	1,010,456		1,010,456		—	1,106,841

(1)          Payable as salary continuation until March 26, 2008.

(2)          Estimated cost of health insurance coverage continuation until March 26, 2008 computed at current premium.

(3)          Cost of certain life insurance or other investment vehicle payments until age 65.

(4)          Payable as salary continuation through June, 2008.

(5)          Estimated cost of health coverage continuation through June, 2008 computed at current premium.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Warshauer, an Executive Vice President, as if his employment terminated as of December 29, 2006, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)		Termination by Company in Connection with a Change in Control ($)
Compensation
Base salary	50,000	(1)	790,000	(2)	790,000	(2)	50,000	(1)	—
Target cash incentive	—		183,600	(2)	183,600	(2)	—		—
Stock Options—Unvested and Accelerated	—		—		—		—		—
Benefits and Perquisites
Health Benefits	—		13,793	(3)	13,793	(3)	—		—
Total	50,000		987,393		987,393		50,000		—

(1)          Payable as salary continuation over 12 months subject to compliance with covenant not to compete.

(2)          Payable as salary continuation over 24 months subject to compliance with covenant not to compete.

(3)          Estimated cost of health insurance coverage continuation through December 31, 2007 computed at current premium.

DIRECTOR COMPENSATION

Director Compensation Disclosure Table

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)	Total($)
Charles L. Biggs	67,000	24,987	91,987
Karen M. Garrison	65,000	24,987	89,987
Leif F. Onarheim	40,000	24,987	64,987
Robert S. Roath	66,000	24,987	90,987
Gunnar Klintberg	—	24,987	24,987	(2)
A. Petter Østberg	—	24,987	24,987

(1)          The amounts included in the “option award” column are the amounts of compensation recognized by us in fiscal 2006 related to stock option awards in fiscal 2006 pursuant to FAS No. 123R.

(2)          Does not include amounts paid under the Consulting Agreement between Mr. Klintberg and us, which totaled $130,225 in 2006.

Charles L. Biggs, Karen M. Garrison, Leif F. Onarheim and Robert S. Roath, collectively referred to in this proxy statement as “outside directors,” each received $20,000 in cash as an annual retainer, a fully vested stock option grant of 2,235 shares of common stock on May 5, 2006 with an exercise price of $27.06 per share expiring on May 5, 2016 and $2,000 for each Board or Committee meeting that they attend, as well as reimbursement for expenses incurred in connection with such meetings. The Chair of the Audit Committee received an additional annual retainer of $10,000, and the chair of the Nominating & Corporate Governance Committee and of the Compensation Committee received an additional retainer of $5,000 per year. With the exception of Mr. Klintberg, we do not pay additional compensation (though we do provide reimbursement of expenses) to directors who are our employees, consultants or officers or who are employees or officers of Steamboat Industries LLC, or of Holberg Incorporated, our indirect parent until March 5, 2001, both of which are affiliates of Mr. Holten.

TRANSACTIONS WITH RELATED PERSONS AND CONTROL PERSONS

The following is a summary of transactions during 2006 between the Company and our executive officers, directors, nominees, principal stockholders and other related persons involving amounts in excess of $120,000. Each of the transactions with a related person described below has been approved by the Audit Committee.

Stock Redemption from Majority Stockholder

On February 23, 2006 our Board authorized us to repurchase our common stock, on the open market or through private repurchases, for a value not to exceed $7.5 million, provided that we met certain financial tests. In connection with this stock repurchase program, we were authorized to repurchase shares from Steamboat at the same price that we pay in each open-market purchase. We acquired 225,269 shares at an average price of $26.62, totaling $6.0 million through open market purchases during the period January 1, 2006 through June 30, 2006.

On October 12, 2006, the Board increased the repurchase authorization for open market and private repurchases to $20 million. We acquired 180,051 shares at an average price of $37.93, totaling $6.8 million through open market purchases in the fourth quarter. Steamboat sold to us 189,596 shares in the fourth quarter at an average price of $37.90, totaling $7.2 million

Management Contracts and Related Arrangements with Affiliates

Steven A. Warshauer and Michael K. Wolf own membership interests in a limited liability company that is a member of the limited liability companies that during 2006 owned two surface parking lots in Chicago. We managed both of those lots during 2006 pursuant to management contracts until September, at which time one of those lots was sold and our management of it ceased. We received a total of $36,000 in 2006 under the applicable management contracts.

In connection with the acquisition of a 76% interest in Executive Parking Industries, LLC, we entered into a management agreement dated May 1, 1998, with D&E Parking, Inc., a privately held company entirely owned by Ed Simmons, an executive officer, and Dale Stark, a former Senior Vice President and presently a consultant of the Company. The management agreement is for a period of nine years, terminating on April 30, 2007. In consideration of the services provided by D&E under this arrangement, we paid D&E an annual base and incentive fee of $549,000 in 2006.

On December 31, 2000, we entered into an agreement to sell, at fair market value, certain contract assets to D&E. We continue to operate the parking facilities and receive management fees and reimbursement for support services in connection with the operation of the parking facilities. We recorded net management fees totaling $149,000 in 2006.

In 2006, Standard Parking provided property management services for nine separate retail shopping centers and commercial office buildings in which D&E has an ownership interest. Dale Stark is the managing member of each property ownership entity. In consideration of the property management services we provided for these nine properties, we recorded net management fees totaling $363,000 in 2006.

In 2006, our wholly owned subsidiary, Preferred Response Security Services, Inc., provided security services for two retail shopping centers owned by D&E. We recorded net management fees totaling $37,000 for these security services. In 2006, we provided sweeping and power washing for three retail shopping facilities in which D & E has an ownership interest. For these services we recorded net management fees totaling $45,000 in 2006.

Gunnar Klintberg Consulting Agreement and Holberg Agreement

We entered into a consulting agreement with Gunnar Klintberg, a member of our Board of Directors, on March 1, 2004, pursuant to which Mr. Klintberg has been engaged in the promotion and development of new parking operations and the consummation of contracts to operate parking facilities on our behalf primarily in the New York City metropolitan area. The initial term of Mr. Klintberg’s agreement was for one year, renewable year to year unless terminated by either party on 60 days’ notice. Upon the expiration of the initial term of the consulting agreement on March 31, 2005, the agreement was automatically extended for an additional year. On March 15, 2006, we amended Mr. Klintberg’s consulting agreement, effective as of July 1, 2005. The amendment changed the commencement date of the term of the consulting agreement from a fiscal year commencing March 1 to a calendar year so that each new one year term, as applicable, commences on January 1. Under the terms of the amendment to his consulting agreement, Mr. Klintberg will be paid a retainer of $125,000 annually, in addition to the following percentages of the net profit, for up to three years, for any new parking location he is responsible for bringing to us and which results in the consummation of a final executed contract:  15% in year one, 10% in year two and 5% in year three. To the extent that Mr. Klintberg is not responsible for one or more aspects of consummating a contract to operate a new parking location, in the judgment of our executive vice president having operational responsibility for the New York City metropolitan area, his percentage of the net profit may be reduced. Mr. Klintberg additionally may receive up to 5% of the net profit for the renewal of an existing location. Mr. Klintberg is entitled to reimbursement of reasonable business expenses incurred in connection with the performance of his consulting services upon our advance approval. We reimbursed

Holberg Incorporated in the amount of $62,500, which represents the amount paid to Mr. Klintberg by Holberg Incorporated during the period from July 1, 2005 through December 31, 2005 for consulting services that he rendered to us while he was an employee of Holberg Incorporated. Holberg Incorporated was our indirect parent until March 5, 2001. John V. Holten, our Chairman of the Board, has served as the chairman and chief executive office of Holberg Incorporated since 1986. In consideration of the services provided by Mr. Klintberg, we paid him an annual retainer fee and percentages of net profit totaling $130,225 in 2006.

Mr.  Klintberg is also party to an agreement with Holberg Incorporated (the “Holberg Agreement”), which is effective from January 1, 2006 for a term of seven years. (Mr. Holten is the chairman and chief executive officer of Holberg Incorporated, our indirect parent until 2001). Under the Holberg Agreement, Mr. Klintberg has agreed to provide services to Holberg Incorporated in exchange for compensation, some of which may be affected by Mr. Klintberg’s employment with us and the value of his options, stock appreciation rights and other similar interests based on our common stock. Specifically, the Holberg Agreement provides that Mr. Klintberg’s termination payment with Holberg Incorporated will be decreased dollar-for-dollar by the then current value of his options, stock appreciation rights and other similar interests based on our common stock that have been granted to him by us and our affiliates pursuant to then existing arrangements. In addition, Mr. Klintberg is entitled to a payment of $125,000 per annum under the Holberg Agreement in the event that his existing consulting agreement with us is terminated due to a sale of us or is terminated without cause or for other specified reasons. We are not a party to the Holberg Agreement.

SECURITY OWNERSHIP

Beneficial Ownership of Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2007, by:

•       each of the executive officers named in the “Summary Compensation Table” above;

•       each of our directors and nominees for director; and

•       all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 15, 2007, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.

Percentage beneficially owned is based on 9,609,447 shares of common stock outstanding on March 15, 2007, and is calculated in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the address of each of the individuals named below is: c/o Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares Beneficially Owned		Shares Issuable Pursuant to Options Exercisable Within 60 days of March 15, 2007		Percent Beneficially Owned (%)
John V. Holten(1)	4,931,583		—		51.3
James A. Wilhelm	4,253	(2)	64,457.1		*
Michael K. Wolf	1,906	(3)	23,836.8		*
Steven A. Warshauer	6,606	(3)	15,890.8		*
G. Marc Baumann	2,781	(3)	23,836.8		*
Gunnar E. Klintberg	7,060		2,235.0		*
Charles L. Biggs	4,761		6,387.0		*
Karen M. Garrison	8,761		6,387.0		*
Leif F. Onarheim	3,761		6,387.0		*
A. Petter Østberg	2,050	(4)	141,149.2	(5)	1.5
Robert S. Roath	19,761		6,387		*
All directors and executive officers as a group (15 persons)	4,998,462	(6)	345,688.58		53.7

*                    Less than 1% of the outstanding shares of common stock.

(1)          Mr. Holten is the sole trustee of The JVH Descendants’ 2004 Trust, a New York trust for the benefit of his descendants (the “2004 Trust”). The 2004 Trust is the owner of 100% of the membership units of Steamboat Industries LLC, a New York limited liability company (“SIL”), which is the owner of 100% of the common stock of Steamboat Industries N.V., a Netherlands Antilles company (“SINV”). Mr. Holten is the sole trustee of The JVH Descendants’ 2001 Trust, a Connecticut trust for the benefit of his descendants (the “2001 Trust”). The 2001 Trust is the owner of 100% of the common stock of Steamboat Holdings, Inc., a Delaware corporation (“SHI”), which is the owner of 100% of the common stock of AP Holdings, Inc., a Delaware corporation (“APH”). Includes 1,031,556.7 shares of common stock beneficially owned by SIL (and not held by SINV), 3,900,000 shares of common stock directly owned by SINV and 26.3 shares of common stock held by APH. Mr. Holten disclaims beneficial ownership of the shares held by SIL, SINV and APH. Includes 150,000 shares of common stock subject to pre-paid variable share forward contracts with an unaffiliated securities brokerage firm over which SIL retains voting power until June 23, 2008, December 23, 2008 and June 23, 2009, the respective settlement dates of such contracts. John V. Holten, in his capacity as sole trustee of the 2004 Trust, sole manager of SIL and sole managing director of SINV, and in his capacity as sole trustee of the 2001 Trust, chairman and chief executive officer of SHI and chairman and chief executive officer of APH, has sole voting power over all the shares of common stock owned by SIL, SINV and APH. The 4,931,556.7 shares of common stock owned by SIL and SINV (including voting power with respect to the 150,000 shares subject to pre-paid variable share forward contracts ) and 65% of the common stock of SINV owned by SIL (collectively, the “Pledged Securities”) are subject to pledges to other persons as security. In the event that some or all of such Pledged Securities are foreclosed upon following default of the obligations secured thereby, Mr. Holten may no longer control a majority of the voting power of the Company. The address of the 2004 Trust, SIL, SINV, the 2001 Trust, SHI and APH and the business address of Mr. Holten is 545 Steamboat Road, Greenwich, Connecticut 06830.

(2)          Includes 1,953 shares of restricted stock.

(3)          Includes 781 shares of restricted stock.

(4)          Includes 350 shares held by Mr. Østberg’s wife. Mr. Østberg disclaims beneficial ownership of the shares held by his wife.

(5)          Comprised of options to purchase 88,177.8 shares of common stock held by Mr. Østberg and options to purchase 52,971.4 shares of common stock that are owned by the Østberg Family Trust. Mr. Østberg disclaims beneficial ownership of the shares held by this trust.

(6)          Includes 7,420 shares of restricted stock issued to the executive officers as a group.

Change in Control

All of the common stock owned by SIL and SINV (including voting power with respect to the 150,000 shares subject to pre-paid variable share forward contracts) and 65% of the common stock of SINV owned by SIL (collectively, the “Pledged Securities”) are subject to pledges to other persons, including one pledge of 4,681,556.7 shares of common stock owned by SIL and SINV to a financial institution. In the event that some or all of such Pledged Securities are foreclosed upon following default of the obligations secured thereby, Mr. Holten may no longer control a majority of the voting power of the Company.

Beneficial Ownership of More than Five Percent of Common Stock

The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2007, by each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent Beneficially Owned
John V. Holten and The JVH Descendants’ 2004 Trust	4,931,583	(1)	51.3%
545 Steamboat Road
Greenwich, CT 06830
Bear Stearns Asset Management Inc.	690,467	(2)	7.2%
383 Madison Avenue
New York, NY 10179
Pequot Capital Management Inc.	572,800	(3)	6.0%
500 Nyala Farm Road
Westport, CT 06880

(1)          Mr. Holten is the sole trustee of The JVH Descendants’ 2004 Trust, a New York trust for the benefit of his descendants (the “2004 Trust”). The 2004 Trust is the owner of 100% of the membership units of Steamboat Industries LLC, a New York limited liability company (“SIL”), which is the owner of 100% of the common stock of Steamboat Industries N.V., a Netherlands Antilles company (“SINV”). Mr. Holten is the sole trustee of The JVH Descendants’ 2001 Trust, a Connecticut trust for the benefit of his descendants (the “2001 Trust”). The 2001 Trust is the owner of 100% of the common stock of Steamboat Holdings, Inc., a Delaware corporation (“SHI”), which is the owner of 100% of the common stock of AP Holdings, Inc., a Delaware corporation (“APH”). Includes 1,031,556.7 shares of common stock beneficially owned by SIL (and not held by SINV), 3,900,000 shares of common stock directly owned by SINV and 26.3 shares of common stock held by APH. Mr. Holten disclaims beneficial ownership of the shares held by SIL, SINV and APH. Includes 150,000 shares of common stock subject to pre-paid variable share forward contracts with an unaffiliated securities brokerage firm over which SIL retains voting power until June 23, 2008, December 23, 2008 and

June 23, 2009, the respective settlement dates of such contracts. John V. Holten, in his capacity as sole trustee of the 2004 Trust, sole manager of SIL and sole managing director of SINV, and in his capacity as sole trustee of the 2001 Trust, chairman and chief executive officer of SHI and chairman and chief executive officer of APH, has sole voting power over all the shares of common stock owned by SIL, SINV and APH. The 4,931,556.7 shares of common stock owned by SIL and SINV (including voting power with respect to the 150,000 shares subject to pre-paid variable share forward contracts ) and 65% of the common stock of SINV owned by SIL (collectively, the “Pledged Securities”) are subject to pledges to other persons as security. In the event that some or all of such Pledged Securities are foreclosed upon following default of the obligations secured thereby, Mr. Holten may no longer control a majority of the voting power of the Company. The address of the 2004 Trust, SIL, SINV, the 2001 Trust, SHI and APH and the business address of Mr. Holten is 545 Steamboat Road, Greenwich, Connecticut 06830.

(2)          Based solely on information obtained from a Schedule 13G filed by Bear Stearns Asset Management Inc. with the SEC in or about February 13, 2007. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Bear Stearns’ Schedule 13G.

(3)          Based solely on information obtained from a Schedule 13G filed by Pequot Capital Management Inc. with the SEC on or about February 14, 2007. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Pequot’s Schedule 13G.

PROPOSAL NO. 2—APPOINTMENT OF INDEPENDENT AUDITORS

At its meeting on March 7, 2007, the Audit Committee has recommended the appointment of Ernst & Young LLP as the independent auditors to audit our consolidated financial statements for the year ending December 31, 2007, and our stockholders are asked to approve the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2007. You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares.

We expect that one or more representatives of Ernst & Young LLP will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT
OF ERNST & YOUNG LLP.

AUDIT COMMITTEE DISCLOSURE

General

The Audit Committee of the Board is primarily responsible for the oversight of the quality and integrity of our accounting and reporting practices and controls, and our financial statements and reports; compliance with legal and regulatory requirements; the independent auditors’ qualifications and independence; and the performance of our internal audit function and independent auditors. A complete description of the Committee’s function may be found in its charter, which may be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at www.standardparking.com.

Independent Auditors’ Fees

The Audit Committee, with the approval of the stockholders, engaged Ernst & Young LLP to perform an annual audit of our financial statements for the fiscal year ended December 31, 2006. The following table describes fees for professional audit services rendered by Ernst & Young LLP, our principal accountant, for the audit of our annual financial statements for the years ended December 31, 2006 and December 31, 2005, and fees billed for other services rendered by Ernst & Young LLP during these periods.

Type of Fee	2006	2005
Audit Fees(1)	$801,083	$846,641
Audit Related Fees(2)	237,200	252,552
Tax Fees(3)	—	—
All Other Fees(4)	2,500	2,425
Total	$1,040,783	$1,101,618

(1)          Audit Fees include the aggregate fees paid by us during the year indicated for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and Form 10-K, including review of registration statements and issuance of consents.

(2)          Audit Related Fees include the aggregate fees paid by us during the year indicated for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees, including general accounting advice and opinions related to various employee benefit plans and due diligence related to mergers and acquisitions. For 2006, Audit Related Fees consist of $24,500 for the 401(k) audit and $212,700 for due diligence related to mergers and acquisitions. For 2005, Audit Related Fees consist of $22,750 for the 401(k) audit and $229,802 for due diligence related to mergers and acquisitions.

(3)          Tax Fees include the aggregate fees for professional services related to tax compliance, tax advice and tax planning. There were no Tax Fees for 2006 or 2005.

(4)          All Other Fees include the aggregate fees paid by us during the year indicated for products and services provided by Ernst & Young LLP, other than the services reported above. In 2006 and 2005 all Other Fees consist of fees related to online research tools.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Pursuant to our pre-approval policy and procedures, the Audit Committee was responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between the Company and our independent auditors. The Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of our independent auditors, and has established a policy concerning the pre-approval of services performed by our independent auditors. Each proposed engagement not specifically identified by the Securities and Exchange Commission as impairing independence is evaluated for independence implications prior to entering into a contract with the independent auditor for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with auditor independence. These services are the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and Form 10-K, audit of the 401(k) plan and due diligence related to mergers and acquisitions. Ernst & Young LLP’s engagement to conduct the audit of Standard Parking Corporation for 2006 was approved by the Audit Committee on March 7, 2006. Additionally, each permissible audit and non-audit engagement or relationship between us and Ernst & Young LLP entered into since December 1, 2002 has been reviewed and approved by the Board or the Audit Committee, as provided in our pre-approval policies and procedures.

We have been advised by Ernst & Young LLP that substantially all of the work done in conjunction with its 2006 audit of our financial statements for the most recently completed year was performed by permanent, full-time employees and partners of Ernst & Young LLP. We have received confirmation and a letter from Ernst & Young LLP required by Independence Standards Board No. 1, and discussed with Ernst & Young LLP its independence.

Report of the Audit Committee

In connection with the financial statements for the fiscal year ended December 31, 2006, the Audit Committee has been focused on several topics, including:

(i) the oversight of our Section 404 internal controls project, including a review and assessment of the scope, principles, plans, risk areas and budget for the project and direct discussions with our independent auditors and our internal audit department;

(ii) a review and assessment of our internal audit, controllership and finance functions;

(iii) a review of our risk management efforts, including its insurance and our compliance program and related investigations;

(iv) discussions with Ernst & Young LLP and management of accounting topics, discussions concerning proposed rules of the Public Company Accounting Oversight Board, and a review of our critical accounting policies;

(v) monitoring the processes by which our CEO, CFO and Corporate Controller certify the information contained in our quarterly and annual filings;

(vi) reviewing and approving our policy regarding the retention of auditors and considering and approving such retentions as appropriate;

(vii) reviewing our approach toward establishing reserves;

(viii) reviewing and discussing with management each of our quarterly financial statements  and our audited financial statements for 2006, and related issues and disclosure items, along with a discussion with Ernst & Young LLP of those matters identified by the Statement of Auditing Standards Board Standard No. 61, as amended, “Communication with the Audit Committee,” and our related press releases in connection with our quarterly reports and discussed and reviewed the results of Ernst & Young LLP examination of the financial statements; and

(ix) discussing with Ernst & Young LLP its written disclosure letter as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussing its independence and related issues.

As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board approved, the inclusion of the Company’s audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC and presentation to the Company’s stockholders. The Audit Committee also recommended that Ernst & Young LLP be re-appointed as the Company’s independent auditors to serve until the 2008 annual meeting of stockholders, and that the Board submit this appointment to the Company’s stockholders for approval at the Annual Meeting.

THE AUDIT COMMITTEE

Robert S. Roath (Chair)
Charles L. Biggs
Karen M. Garrison

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our equity securities to file with the Securities and Exchange Commission initial reports of beneficial ownership of the common stock and reports of changes in their beneficial ownership and to furnish us with copies of those reports.

To our knowledge, based solely upon a review of copies of reports furnished to us or written representations from certain reporting persons, we believe that during 2006, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were met in a timely manner, except in the following instances:  John V. Holten, who serves as our Chairman of the Board, and his affiliates, The JVH Descendents’ 2004 Trust and Steamboat Industries LLC, each filed a late Form 4 reporting one transaction.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material in connection with the 2008 Annual Meeting of Stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8—Stockholder Proposals) and received by the Secretary of the Company on or before December 27, 2007. Stockholder proposals to be presented at the 2008 Annual Meeting of Stockholders that are not to be included in the Company’s proxy materials must be received by the Company no earlier than November 27, 2007, nor later than December 27, 2007, in accordance with the procedures set forth in our Bylaws.

Any stockholder who wishes to submit a stockholder proposal should send it to the General Counsel and Secretary, Standard Parking Corporation, 900 N. Michigan Ave, Suite 1600, Chicago Illinois 60611.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), “Report of the Compensation Committee,” and “Report of the Nominating & Corporate Governance Committee” will not be deemed incorporated, unless specifically provided otherwise in that other filing.

Chicago, April 2, 2007

SCHEDULE A

RELATED PARTY TRANSACTION POLICY

A.     Introduction.

The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted this policy that shall be followed in connection with all related party transactions involving the Company.

Under this policy, any “Related Party Transaction” shall be consummated or shall continue only if:

1.                the Audit Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party

2.                the transaction is approved by the disinterested members of the Board of Directors

3.                the transaction involves compensation approved by the Company’s Compensation Committee.

For these purposes, a “Related Party” is:

1.                an executive officer (which includes each executive vice president and Section 16 officer) or director of the Company;

2.                a shareholder owning in excess of five percent of the Company (or its controlled affiliates);

3.                a person who is an immediate family member of a senior officer or director; and

4.                an entity which is owned or controlled by someone listed in 1, 2 or 3 above, or an entity in which someone listed in 1, 2 or 3 above has a substantial ownership interest or control of such entity.

For these purposes, a “Related Party Transaction” is a transaction between the Company and any Related Party (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934), other than:

1.                transactions available to all employees generally

2.                transactions involving less than $5,000 when aggregated with all similar transactions.

B.               Audit Committee Approval

The Board of Directors has determined that the Audit Committee of the Board is best suited to review and approve Related Party Transactions. Accordingly, at each regularly scheduled Audit Committee meeting, management shall recommend Related Party Transactions to be entered into by the Company, including the proposed aggregate value of such transactions if applicable. After review, the Committee shall approve or disapprove such transactions and at each subsequently scheduled meeting, management shall update the Committee as to any material change to those proposed transactions.

In the event management recommends any further Related Party Transactions subsequent to a regularly scheduled Audit Committee meeting, such transactions may be presented to the Committee for approval at the next scheduled meeting or preliminarily entered into by management subject to ratification by the Committee; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Notwithstanding the post ratification procedure for Related Party Transactions provided herein, no Related Party Transaction where the amount equals or exceeds $60,000 shall be entered into without the prior approval the Audit Committee.

C.               Corporate Opportunity

The Board recognizes that situations exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or through referral. Before such opportunity may be consummated by a Related Party, such opportunity shall be presented to the Board of Directors of the Company for consideration.

D.              Disclosure

All Related Party Transactions are to be disclosed in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. Furthermore, all Related Party Transactions shall be disclosed to the Audit Committee of the Board and any material Related Party Transaction shall be disclosed to the full Board of Directors.

Please detach here

The Board of Directors Recommends a Vote FOR Each of the Following:

1.    Election of eight directors to serve until the 2008 annual meeting of Standard Parking stockholders, and until the respective successor of each is duly elected and qualified.

01 Charles L. Biggs	02 Karen M. Garrison	☐	Vote FOR	☐	Vote WITHHELD
03 John V. Holten	04 Gunnar E. Klintberg		all nominees		from all nominees
05 Leif F. Onarheim	06 A. Petter Ostberg		(except as marked)
07 Robert S. Roath	08 James A. Wilhelm

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.    To appoint Ernst & Young LLP as independent auditors for fiscal 2007.         ☐    For         ☐    Against         ☐    Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box Indicate changes below:	☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appear on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

STANDARD PARKING CORPORATION

900 NORTH MICHIGAN AVENUE, SUITE 1600

CHICAGO, ILLINOIS 60611

proxy

Proxy solicited on behalf of the Board of Directors of the Company for the Annual Meeting on April 25, 2007.

The undersigned hereby constitutes and appoints James A. Wilhelm – President and Chief Executive Officer and Robert N. Sacks – Executive Vice President, General Counsel and Secretary or any of them acting in the absence of the other, his or her true and lawful agents and proxies, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote for the undersigned as designated on the reverse side, at the Annual Meeting of Stockholders to be held at The Whitehall Hotel, 105 East Delaware Place, Chicago, IL 60611, on April 25, 2007, at 9:00 a.m. local time, and at any adjournments thereof, on all matters coming before said meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, both dated April 2, 2007 and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof.

You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the board of directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card. Action taken pursuant to this proxy card will be effective as to all shares that you own.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR item 1 and FOR item 2. This proxy will be voted, in the discretion of proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

STANDARD PARKING CORPORATION c/o Shareowner Services P.O. Box 64873 St. Paul, MN 55164-0873	I plan to attend the Annual Meeting.	☐

(Continued and to be dated and signed on the reverse side.)

See reverse for voting instructions.